EXHIBIT 2.1






                                DATED 1998









                    GRESHAM LION TECHNOLOGY LIMITED(1)

                         DIGITAL POWER LIMITED(2)

                 GRESHAM LION TECHNOLOGY GROUP LIMITED(3)

                       DIGITAL POWER CORPORATION (4)

                  ______________________________________

                           ASSET SALE AGREEMENT
                   Relating to the sale and purchase of
                "GRESHAM POWER ELECTRONICS", a division of
                        Gresham Lion Technology Ltd
                  ______________________________________









                         Joelson Wilson & Co
                         70 New Cavendish Street
                         London  W1M 8AT



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                                   INDEX


                                                         PAGE NO:

1.   Definitions                                                1
2.   Sale and Purchase of the Business                          6
3.   Excluded Assets                                            7
4.   Value Added Tax                                            7
5.   Debts and Liabilities                                      8
6.   Risk and Liabilities                                       8
7.   Completion                                                10
8.   Title                                                     11
9.   Warranties by the Vendor                                  12
10.  Employees                                                 13
11.  Vendor's Undertakings                                     14
12.  Guarantees                                                14
13.  Generally                                                 16
14.  Notices                                                   17

Schedule 1 - Warranties                                        19
Schedule 2 - Transferring Employees                            26
Schedule 3 - Agreed Liabilities                                27
Schedule 4 - Debts                                             28
Schedule 5 - Part I - The Property                             29
           - Part II - the Lease                               29
Schedule 6 - Provisions relating to the Property               30
Schedule 7 - Limitation of Vendor's Liability - General        33
Schedule 8 - The Earn-out                                      35

Appendix 1 - Computer Software Licences                        36
Appendix 2 - Equipment                                         36



THIS AGREEMENT is made the _____ day of ________1998

BETWEEN:

(1) GRESHAM LION TECHNOLOGY LIMITED whose registered office is at Challoner House Clerkenwell Close London EC1R 0RR (Registered No:
273299) ("the Vendor")

(2) DIGITAL POWER LIMITED whose registered office is at Cliffords Inn Fetter Lane London EC4A 1AS (Registered No: 3494452) ("the Purchaser")


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(3)     GRESHAM LION TECHNOLOGY GROUP LIMITED whose registered office is at
Challoner House  Clerkenwell Close  London  EC1R 0RR (Registered No:
2917664) ("the Gresham Guarantor")

(4) DIGITAL POWER CORPORATION a company incorporated under the laws of the State of California whose place of business is at 41920 Christy Street Fremont California USA ("the Digital Guarantor")

WHEREAS:

(A) The Vendor, inter alia, designs, manufactures and distributes switching power supplies, uninterruptible power supplies, and frequency converters for the commercial and military markets in the United Kingdom and Europe

(B) The parties have agreed for the sale by the Vendor to the Purchaser of the Business (as defined below) upon the terms and conditions of this Agreement

(C) The Purchaser has offered to purchase the Business by reference to the Statutory Accounts (as defined below)

NOW IT IS HEREBY AGREED as follows:-

1.      DEFINITIONS

        1.1 In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

             1.1.1   "AGREED LIABILITIES"     the aggregate amount
(including VAT) owed by the Vendor at the Transfer Date in connection with the Business to or in respect of trade creditors being those creditors set out in Schedule 3 to be assumed by the Purchaser pursuant to Clause 5 and in addition any liabilities to be included in the Completion Accounts in connection with the Business (but excluding any liabilities relating to any other division of the Vendor and also excluding any costs or liabilities in connection with the sale and purchase of the Business)

             1.1.2 "ASSETS" all the property assets and rights of the Vendor used in the conduct of Business as at the Transfer Date to be bought and sold pursuant to Clause 2.1 below

             1.1.3   "BALANCE SHEET DATE" the 31st March 1997

             1.1.4 "BUSINESS" the business carried on of designing, manufacturing and distributing switching power supplies, uninterruptible power supplies, and frequency converters for the commercial and military


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markets in the United Kingdom and Europe by the Vendor at the Property
under the name of Gresham Power Electronics, (a division of the Vendor)

             1.1.5   "CASH CONSIDERATION" the meaning given in Clause 2.2

             1.1.6 "COMPLETION" completion of the sale and purchase of the Business and the Assets in accordance with Clause 7

             1.1.7 "COMPLETION ACCOUNTS" the accounts prepared in accordance with Schedule 8 incorporating the Assets to be acquired under clause 2.1 and the Agreed Liabilities

             1.1.8 "COMPUTER SOFTWARE LICENSES" the computer software licences held by Vendor as listed in Appendix 1 together with the benefit of all guarantees given to the Vendor in respect thereof or relating thereto

             1.1.9 "CONTRACTS" the contracts and engagements of the Vendor in relation to the Business and the Lease Contracts

             1.1.10 "DEBTS" the aggregate amount (including VAT) owed to the Vendor at the Transfer Date in connection with goods and services supplied in the Business by or in respect of trade debtors including (but without limitation) those trade debtors set out in Schedule 4 and in addition any debtors in connection with the Business to be included in the Completion Accounts to be assigned to the Purchaser pursuant to a Deed of Assignment of Debts in the agreed terms

             1.1.11 "DISCLOSURE LETTER" the letter dated the date hereof and written and delivered by the Vendor to the Purchaser in the agreed terms

             1.1.12  "EARN-OUT" the meaning given in Clause 2.2

             1.1.13 "EQUIPMENT" the loose equipment comprising furniture plant and machinery computer hardware software facsimile filing systems archives and other items listed in Appendix 2

             1.1.14 "EXCLUDED ASSETS" the assets listed in Clause 3 which are owned by the Vendor and excluded from the sale

             1.1.15 "EXCLUDED EMPLOYEES" means all employees other than Transferring Employees

             1.1.16 "GOODWILL" the goodwill of the Vendor in connection with the Business including the exclusive right for the Purchaser to represent itself as carrying on the business in succession to the Vendor, and under the name "Gresham Power Electronics", and/or "Gresham Power" and all other trade names of the Business but excluding all other trading names


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and styles of the Vendor including (but without limitation) the names
"Gresham", "Gresham Lion Technology" and "Gresham Scientific Instruments"

             1.1.17 "INFORMATION" other than the Retained Records all stationery promotional material brochures sales publications advertising material terms of business and all other written or printed material issued solely in connection with the Business and owned by the Vendor

             1.1.18 "INTELLECTUAL PROPERTY RIGHTS" all industrial and intellectual property rights know-how and other information (including that comprised in or derived from data, disks, tapes, manuals, source code, flow-charts, catalogues and instructions) relating to or owned by the Vendor in respect of the Business and the services provided in connection therewith

             1.1.19 "LEASE" the Lease of the Property brief details of which are set out in Schedule 5 Part II

             1.1.20 "LEASE CONTRACTS" those contracts and other contractual arrangements (including, without limitation, finance leases, but excluding leases of real property) entered into by or on behalf of the Vendor in connection with the Business and which remain unperformed as at the Transfer Date pursuant to which tangible assets used by the Vendor in or in connection with the Business at that date (together "the Leased Assets") have been supplied to or are held by the Vendor on hire or other rental, lease, licence, hire purchase, or in other terms such that title thereto does not pass or has not passed to the Vendor

             1.1.21 "LIABILITIES" the liabilities of the Vendor in relation to the Business outstanding at the Transfer Date save for the Agreed Liabilities

             1.1.22 "MANAGEMENT ACCOUNTS" the balance sheet of the Business made up as at 30{th} November 1997 and the trading and profit and loss account of the Vendor for the period of 8 months ended on that date and the balance sheet of the Business made up as at 31 March 1997 and the trading and profit and loss account of the Vendor for the period of 12 months ended on that date

             1.1.23 "THE PROPERTY" the leasehold property owned by the Vendor in Schedule 5 Part I

             1.1.24 "PURCHASE PRICE" the total sum set out in Clause 2.2 for the purchase of the Assets

             1.1.25 "PURCHASER'S GROUP" the holding company of the Purchaser and all of the subsidiaries of such holding company


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             1.1.26  "PURCHASER'S SOLICITORS" Messrs Joelson Wilson & Co of
70 New Cavendish Street  London  W1M 8AT

             1.1.27 "RECORDS" all sale and purchase records and lists of customers, suppliers, agents, distributors and prospective customers, contracts, correspondence, data, information reports, all consultancy reports prepared for the Vendor or its customers, personnel, payroll and National Insurance records, orders for services and other books and records in whatever form the same are maintained (including computer programmes) in respect of the Business as are within the power possession or control of the Vendor and as may exist but excluding the Retained Records and any other records the Vendor is required to retain including (without limit) all national insurance and PAY records and all records which relate both to the Business and other operations or businesses of the Vendor

             1.1.28 "RETAINED RECORDS" the records and other documents of the Vendor relating to the Business required to be maintained by the Vendor by law

             1.1.29 "REVERSIONER" the person or corporation for the time being entitled to the reversion expectant on the term granted by the Lease and shall include any superior landlord and the freeholder of the Property

             1.1.30 "THE STATUTORY ACCOUNTS" the draft balance sheet of the Vendor incorporating the Business as at 31st March 1997 and the draft profit and loss account of the Vendor incorporating the Business for the period ended on the same day and the notes to the said balance sheet and the said profit and loss account forming part thereof and the directors' report and draft auditors' report a copy of which is contained in the Disclosure Schedule

             1.1.31 "STOCK" all unsold products and stock in trade raw materials and components and work in progress of the Business at the Transfer Date

             1.1.32 "THIRD PARTY RIGHTS" rights of the Vendor against third parties arising out of the Business in respect of manufacturer's or supplier's warranties guarantees and other contractual obligations and assurances (express or implied) in relation to Stock, Equipment and Computer Software so far as the Vendor can assign the same but excluding any claim or right by the Vendor in respect of taxation or insurance

             1.1.33  "TRANSFER DATE" the date hereof

             1.1.34  "TRANSFERRING EMPLOYEES" the employees listed in
Schedule 2

             1.1.35 "VAT RECORDS" all records relating to the Business referred to in Section 49 of and Schedule 11 to the Value Added Tax 1994


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             1.1.36  "VENDOR'S GROUP" the holding company of the Vendor and all of the subsidiaries of such holding company

             1.1.37 "VENDOR'S SCHEME" the pension scheme known as the Gresham Lion Technology Group Limited Pension Scheme

             1.1.38 "VENDOR'S SOLICITORS" Rooks Rider, Challoner House, 19 Clerkenwell Close, London, EC1R 0RR

             1.1.39 "WARRANTIES" the warranties representations and undertakings given by the Vendor set out in Schedule 1 to this Agreement

        1.2 The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Schedules, Appendices and the recitals hereto

        1.3  In this Agreement and its Schedules:

             1.3.1 words and expressions defined in the Companies Acts 1985-1989 bear the same respective meanings

             1.3.2 reference to any statute or statutory provision includes any statute or statutory provision which amends or replaces or has amended or replaced it or which it has replaced and includes any subordinate legislation made under the relevant statute except to the extent that any amendment or modification enacted after today's date would extend or increase the liability of the Vendor under the Warranties

             1.3.3 the paragraph headings and index are for reference purposes only and shall not affect interpretation

             1.3.4  unless otherwise stated a reference to a clause or
schedule is a reference to the clause or schedule so numbered in this Agreement

             1.3.5 unless the context otherwise requires words importing one gender include the other genders and words importing the singular include the plural and vice versa

             1.3.6 reference to a document "in agreed terms" is a reference to a document whose form has already been agreed between the parties to this Agreement and the proposed parties to that document and a copy of which has been initialled by those parties to identify it


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2.      SALE AND PURCHASE OF THE BUSINESS

        2.1 Subject to the provisions of this Agreement the Vendor shall sell and the Purchaser shall purchase with effect from the Transfer Date the Business as a going concern and the following assets of the Business for the following sums:

             2.1.1   the Goodwill for the sum equal to the Cash
Consideration the Earn-out and the Agreed Liabilities less the amounts calculated in accordance with clauses 2.1.2 to clause 2.1.10

             2.1.2   the Lease for the sum of $1

             2.1.3 the Equipment for the sum determined in accordance with the Completion Accounts

             2.1.4 the benefit (subject to the burden) of the Contracts for the sum of $1

             2.1.5 the benefit (subject to the burden) of the Computer Software Licences (including for the avoidance of doubt the benefit of all guarantees given to the Vendor in respect thereof or relating thereto) for the sum of $1

             2.1.6   the Records for the sum of $1

             2.1.7 the Stock for the sum determined in accordance with the Completion Accounts

             2.1.8   Third Party Rights for the sum of $1

             2.1.9 the Debts for the sum determined in accordance with the Completion Accounts

             2.1.10 without in any way limiting the generality of the foregoing all other assets (if any) of the Vendor of whatever nature employed in the Business at the Transfer Date for the sum of $1

        2.2 The Purchaser shall pay to the Vendor as consideration for the sale of the Business as a going concern and the Assets US$2.7million on the Transfer Date ("the Cash Consideration") and such further sum as may be payable pursuant to Schedule 8 ("the Earn-out")

3.      EXCLUDED ASSETS AND LIABILITIES

        There shall be excluded from the sale and purchase of the Business and retained by the Vendor:


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        3.1  all the statutory books and statutory records of the Vendor and the Retained Records

        3.2 any amounts recoverable by the Vendor in respect of taxation paid or payable by the Vendor in connection with matters or events occurring on or before the Transfer Date

        3.3 cash in hand and at bank and all cheques and other securities representing the same

        3.4 the rights to use, assign, licence or grant rights over any trade or service mark of the Vendor or any member of the Vendor save for "Gresham Power Electronics" and/or "Gresham Power"

        3.5 all other assets, rights and benefits of the Vendor save for the Assets

        3.6  the Liabilities

4.      VALUE ADDED TAX

        4.1 The parties intend that Section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Business and the parties shall use all reasonable endeavours to secure that the sale of the Business as a going concern is treated as neither a supply of goods nor a supply of services for the purposes of VAT

        4.2  The consideration shall be exclusive of any Value Added Tax

        4.3 In the event that VAT is chargeable on the transfer of the whole or any part of the Business pursuant to this Agreement the Purchaser shall pay within sufficient time for the Vendor to pay such VAT in due time to the Vendor (in addition to the consideration referred to in Clause 2.2) an amount equal to the VAT payable in respect of the transfer following delivery by the Vendor to the Purchaser of tax invoices in respect of the purchase price (or such part that attracts VAT)

        4.4 The Purchaser hereby undertakes to preserve the VAT Records for such periods as are required by law and, upon reasonable notice but only during normal business hours, to permit the Vendor or its duly authorised representatives to inspect and at the Vendor's costs to make copies of the VAT records

        4.5 The Purchaser shall pay to the Vendor a sum equal to such part of the Debts paid to the Purchaser as represents value added tax ("Output VAT") The Vendor shall pay to the Purchaser a sum equal to such part of the Agreed Liabilities paid by the Purchaser as represents value added tax ("Input VAT") Within seven days of the end of each calendar month the Purchaser shall deliver to the Vendor an account of the Output VAT against


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the Input VAT and any balance thereunder shall be due and payable within seven days thereafter Any dispute relating to such account shall be determined in accordance with clause 6.7 which shall apply, mutatis mutandis

5.      DEBTS AND LIABILITIES

        5.1 The Vendor shall assign the Debts to the Purchaser on the Transfer Date by executing a Deed of Assignment in the agreed terms

        5.2 The Vendor shall be solely responsible for and in the ordinary course of business shall discharge the Liabilities and notwithstanding Completion shall be responsible for all debts payable by and claims accruing or outstanding against it in relation to the Business at the Transfer Date (save for the Agreed Liabilities) In relation to any claim made by a third party the Vendor will promptly give notice thereof to the Purchaser and will not take any steps which might reasonably be expected to damage the commercial interests of the Purchaser without prior consultation with and the approval of the Purchaser not to be unreasonably withheld or delayed

        5.3 The Purchaser shall be responsible for discharge of the Agreed Liabilities in accordance with their terms and for the avoidance of doubt where it is determined in accordance with Schedule 8 that any listed Liability in Schedule 3 should not have been An Agreed Liability then such liability shall be deleted from the Agreed Liabilities for all the purposes of this Agreement and be treated as a Liability

        5.4 The Purchaser shall fully and effectively indemnify and keep indemnified the Vendor on demand against all demands, claims, liabilities, costs and expenses properly incurred by it in relation to the Agreed Liabilities

6.      RISK AND LIABILITIES

        6.1 The assets rights and property to be sold pursuant to this Agreement shall be at the sole risk of the Purchaser from the Transfer Date

        6.2 Save for Agreed Liabilities and the other obligations of the Purchaser assumed hereunder the Vendor hereby undertakes to indemnify and hold harmless the Purchaser from and against any and all

             6.2.1 losses costs liabilities and expenses arising out of or in connection with the ownership or carrying on of the Business arising or relating to all periods up to Completion and any and all actions suits proceedings claims demands assessments awards and judgements in respect thereto and (save in respect of work in progress and unfinished products and any steps required to be taken by the Purchaser under Clause 5.2)


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             6.2.2  liabilities arising under or in respect of all
contractual commitments entered into by the Vendor in respect of the Business (save as provided in Clause 2.1.4 in respect of the Contracts)

        6.3 The Purchaser covenants with the Vendor that it will pay, satisfy, discharge, and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating to the Business in respect of any period commencing on the Transfer Date and will indemnify and hold harmless the Vendor in respect of the same

        6.4 Ater the Transfer Date the Purchaser shall meet and discharge all claims for fulfilment of warranties given by the Vendor in relation to the Business to customers which have been disclosed to the Purchaser or are normal warranties to be given in the ordinary course of the Business which arise after that date in respect of products sold or supplied or services provided by the Vendor before the Transfer Date and the Purchaser shall indemnify the Vendor against all reasonable costs and liabilities incurred by the Vendor under such warranties

        6.5 All rents, rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of the Business up to the Transfer Date shall be borne by the Vendor and as from the Transfer Date shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business after that time shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall be apportioned according to the extent of such use

        6.6 Where any amounts fall to be apportioned under this Agreement, the Vendor shall provide the Purchaser with full details of the apportionments, together with supporting vouchers or similar documentation, and in the absence of dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute, the provisions of Clause 6.7 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within 14 days of the determination, together with interest calculated on a daily basis (as well after as before judgment), from the Transfer Date until the date of actual payment, at the rate of one per cent per annum above the base rate from time to time of Barclays Bank PLC

        6.7 Any dispute with respect to the determination of the value of any apportionments under Clause 6 .6 shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination within 14 days after request by either the Vendor or the Purchaser, nominated at the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect the working papers of the Vendor's auditors and such


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other documents as they may reasonably consider necessary.  In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants determine

        6.8 The Vendor shall be granted by the Purchaser the right during normal business hours to inspect on reasonable notice the Retained Records and all the Records relating to the Business which the Vendor considers necessary to consider such apportionments provided that the Vendor shall keep the same confidential and not divulge or disclose the same save as required by law

        6.9 The Purchaser shall maintain all such of the Retained Records which are delivered to it on Completion for a period of not less than 7 years from the Transfer Date

7.      COMPLETION

        7.1 Completion of the sale and purchase of the Business shall take place at 10.00am. on the Transfer Date at the offices of the Purchaser's Solicitors or at such other place as the parties may agree whereupon the transactions set out in Clause 7.2 shall take place

        7.2  The Vendor shall deliver or cause to be delivered to the
Purchaser:

             7.2.1 an assignment of the Goodwill and the Intellectual Property Rights in the agreed terms duly executed by the Vendor

             7.2.2 an assignment of the Debts in the agreed form duly executed by the Vendor together with a letter in the agreed form the Vendor to the Purchaser confirming the assignment is executed in escrow

             7.2.3 the Equipment and all other of the Assets as are capable of passing by delivery

             7.2.4 such documents as shall be reasonably necessary or appropriate to complete the sale and purchase of the Assets and vest title in them in the Purchaser

             7.2.5 the Records and VAT records and copies of the PAYE and NI records

             7.2.6   the Stock


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             7.2.7   the Contracts which the Vendor hereby assigns to the
Purchaser

             7.2.8   the Information

             7.2.9   the Computer Software Licences

             7.2.10 an assignment of the Lease and Reversioner's consent relating to the Assignment of the Lease if available

             7.2.11 deeds of release in respect of all charges mortgages debentures and other security interests created by the Company or to which any of the Assets are subject in terms satisfactory to the Purchaser

             7.2.12 transfer documents in respect of motor vehicles included in the Leased Assets

             7.2.13 a duly executed re-assignment by Alex Lawrie Limited of all book debts relating to the Business and confirmation that the deed of charge has been released

        7.3 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement

        7.4 The Vendor undertakes with the Purchaser to allow the Purchaser on reasonable notice access to or copies of such of the books and records of the Business relating to the period before Completion as the Purchaser may reasonably require in order to comply with any legal obligations imposed on the Purchaser after Completion and the Vendor undertakes to procure that Messrs. J. Harrison and D. Weidenbaum shall give such reasonable assistance to the Purchaser as shall be agreed by the Purchaser and the Vendor after the Transfer Date to facilitate the transition of the Business to the Purchaser including if requested by the Purchaser attending meetings with customers of the Business

        7.5 At Completion the Purchaser shall pay the Cash Consideration to the Vendor's Solicitors on behalf of the Vendor by electronic funds transfer and the receipt of the Vendor's Solicitors shall be a good discharge for such payment

        7.6 On or before 4th February 1998 the Purchaser shall pay the sum of US$600,000 ("the Earn-Out Security Deposit") into a US Dollar interest bearing deposit account opened in the joint names of the Vendor's
Solicitors and the Purchaser's Solicitors whose respective partners will be the sole parties authorised to operate such account


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        7.7  The Earn-Out Security Deposit shall be applied only against
the obligations of the Purchaser to pay the Earn-Out   The Vendor and the
Purchaser shall irrevocably instruct in writing the Vendor's Solicitors and the Purchaser's Solicitors respectively to deal with the Earn-Out Security Deposit in accordance with this clause and clause 7.8

        7.8 Any payments required to be made under Schedule 8 shall be made out of the Earn-Out Security Deposit and for the avoidance of doubt all interest that accrues on the Earn-out Security Deposit shall be for the benefit of the Purchaser and accordingly the Vendor and the Purchaser shall instruct in writing the Vendor's Solicitors and the Purchaser's Solicitors respectively to deal with the interest accordingly

8.      TITLE

        8.1 The Lease shall be assigned by the Vendor to the Purchaser pursuant to the terms and conditions set out in Schedule 6

        8.2 The Vendor shall take all necessary steps and generally co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and the Assets and shall execute such documents and take such other steps as are reasonably necessary or appropriate for vesting its rights and interests in the Business and the Assets in the Purchaser and as requested by the Purchaser

        8.3 In so far as the Assets comprise the benefit of the Contracts or the Computer Software Licences which cannot be effectively assigned to the Purchaser without the consent of a third party or except by agreement or novation:-

             8.3.1. the Vendor and the Purchaser shall use all reasonable endeavours to obtain such consent in order to procure a novation;

             8.3.2 unless and until such consent is obtained or any such contract is novated the Purchaser shall for its own benefit and to the extent that such Contracts or Computer Software Licences (as the case may be) permit perform on behalf of the Vendor and the Vendor shall hold the relevant Contract or Computer Software Licence as bare trustee for the Purchaser (and subject to 8.3.3) for nil consideration and shall sub-contract any work arising from the Contracts to the Purchaser to the intent that the Vendor does not benefit from the Contracts

             8.3.3 if and to the extent that any Contract incorporates a prohibition against holding on trust or any agency arrangement, pending the obtaining of such consents, the Vendor and the Purchaser will make such other arrangements between themselves as may be permissible to implement so far as possible the effect of the transfer of the benefit and the burden of such Contracts to the Purchaser to the intent that the Vendor does not benefit from the Contracts


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        8.4  The Purchaser shall indemnify and hold harmless the Vendor against all costs, claims, liabilities and expenses arising out of the Contracts (but not in the event that the same arises from a breach or default by the Vendor) or the Computer Software Licence after the Transfer Date

        8.5 The Purchaser will in so far as it is able procure the Vendor is reimbursed as soon as possible and in any event within 28 days the sum of <pound-sterling>18,250 in respect of monies deposited by it with Barclays Bank PLC in relation to a performance guarantee to Bazan Naval Shipyard

9.      WARRANTIES BY THE VENDOR

        9.1 The Vendor warrants to the Purchaser that subject to matters fairly disclosed in the Disclosure Letter and in this Agreement the Warranties set out in Schedule 1 are true and accurate in all material respects

        9.2 Subject to the provisions of Schedule 7 the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever

        9.3 Where any Warranty refers to the awareness or knowledge information and belief of the Vendor the Vendor undertakes that it has made reasonable and proper enquiry into the subject matter of that Warranty save where otherwise stated

        9.4 If the Vendor pays to the Purchaser an amount in respect of a breach of the Warranties and the Purchaser subsequently recovers from a third party a sum which is in respect of that breach the Purchaser shall forthwith pay to the Vendor so much of the amount paid by the Vendor as does not exceed the sum recovered from the third party less all reasonable costs charges and expenses incurred by the Purchaser in recovering that sum from the third party and any applicable tax

        9.5 The liability of the Vendor in respect of the Warranties shall be subject to the provisions of Schedule 7

        9.6 The Purchaser confirms it is not aware of any fact or matter relating to the Business which would enable it to bring a claim for breach of warranty

10.     EMPLOYEES

        10.1 The parties declare that it is their intention that the contracts of employment of the Transferring Employees shall be transferred to the Purchaser pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("the Regulations") with effect from
Completion

        10.2 All salaries and other emoluments including national insurance payments relating to the Transferring Employees shall be borne by the Vendor up to Completion and by the Purchaser thereafter and all necessary apportionments shall be made

        10.3 The Vendor shall indemnify the Purchaser against each and every cost claim liability expense or demand which relates to or arises out of any act or omission by the Vendor or any other event or occurrence prior to the date of Completion and which the Purchaser may incur in relation to any contract of employment and collective agreements concerning the Transferring Employees pursuant to the operation of Regulations including without limitation any such matter relating to or arising out of:

             10.3.1 the Vendor's rights powers duties and/or liabilities under or in connection with any such contract of employment and any such collective agreements (which rights powers duties and/or liabilities are or will be transferred to the Purchaser in accordance with the Regulations)

             10.3.2 anything done or omitted before the date of Completion by or in relation to the Vendor in respect of any contract of employment or any such collective agreements or any person employed in the Business which is deemed to have been done or omitted by or in relation to the Purchaser in accordance with the Regulations

             10.3.3 the Vendor's failure to pay to any Transferring Employee any sums due in respect of the period prior to the Transfer Date

             10.3.4 any claim by any trade union staff association or staff body recognised by the Vendor or Transferring Employees in respect of all or any of the Transferring Employees arising out of the Vendor's failure to comply with its legal obligations to such trade unions or staff associations or bodies or Transferring Employees

             10.3.5 any claim by any of the Excluded Employees or any other former existing or future employee of the Vendor (other than Transferring Employees) against the Purchaser concerning or relating to any matter whatever

        10.4 The Vendor will instruct the pension scheme administrator to note the name of the new employer of the Transferring Employees and the Vendor shall cease to make any contributions from the Transfer Date

        10.5 The Purchaser shall indemnify the Vendor against each and every cost claim liability expense or demand arising from any fact or event in relation to a Transferring Employee occurring after the date of Completion and against any claim for redundancy payments or protective awards and any liability for wrongful dismissal or unfair dismissal or otherwise in connection with the transfer of the employment of the Transferring Employees to the Purchaser

11.     VENDOR'S UNDERTAKINGS

        For the purpose of assuring to the Purchaser the full benefit of the Business the Vendor covenants with the Purchaser that the Vendor shall not and the Vendor shall procure that each company in the Vendor's Group shall not:-

        11.1 use in any way, for their own account or the account of any other party, nor disclose to any third party, Confidential Information relating to the Business or any clients or customers of the Business or any Assets or information which are the subject of this Agreement save as may be required by law or which enters the public domain (through no fault of the Vendor)

        11.2 publish any technical descriptions of Confidential Information beyond those published and authorised for disclosure by the Purchaser save as may be required by law or which enters the public domain (through no fault of the Vendor)

        11.3 for three (3) years following the Transfer Date, either on its own account or through any other person anywhere within the United Kingdom or Europe, unless otherwise authorised by the Purchaser in writing

              11.3.1 solicit interfere with or endeavour to entice away from the Purchaser any person who is now or has during the last two (2) years preceding the Transfer Date been a client or customer or employee of the Vendor in relation to the Business

              11.3.2 participate in the ownership, management, operation, or control of, or have any financial interest in or be connected with, or engage in or aid or knowingly assist anyone else, in the conduct of any business activities involving the design, development, manufacture, or distribution of switching power supplies, uninterruptible power supplies, or frequency converters for the commercial or military markets

12.     GUARANTEES

        12.1 In consideration of the Purchaser entering into this Agreement the Gresham Guarantor hereby guarantees the due and full performance by the Vendor of its duties obligations and undertakings under this Agreement and hereby undertakes to the Purchaser that if the Vendor shall fail in any respect to fulfil or shall be in breach of any of its duties obligations warranties representations covenants or undertakings the Purchaser shall be at liberty to act and the Gresham Guarantor shall be liable as if it were the party principally bound thereby

        12.2 In consideration as aforesaid the Gresham Guarantor hereby covenants with the Purchaser that it will indemnify and at all times hereafter keep the Purchaser fully indemnified against all losses damages costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Vendor in making the payments and in performing and observing the agreements and conditions on its part herein contained

        12.3 The Gresham Guarantor hereby agrees that any duty obligation covenant warranty agreement or undertaking expressed in this Agreement or in the Schedules to be a duty obligation covenant warranty agreement or undertaking of the Vendor shall be and be construed as a duty obligations covenant warranty agreement and undertaking of the Gresham Guarantor and the Vendor jointly and severally

        12.4 The guarantee herein contained shall be a continuing security and shall not be affected by any time or indulgence granted by the Purchaser to the Vendor

        12.5 Each reference herein to the Gresham Guarantor shall be deemed to include its successors all of whom shall be bound by the provision hereof

        12.6 In consideration of the Vendor entering into this Agreement the Digital Guarantor hereby guarantees the due and full performance by the Purchaser of its duties obligations and undertakings under this Agreement and hereby undertakes to the Vendor that if the Purchaser shall fail in any respect to fulfil or shall be in breach of any of its duties obligations representations covenants or undertakings the Vendor shall be at liberty to act and the Digital Guarantor shall be liable as if it were the party principally bound thereby

        12.7 In consideration as aforesaid the Digital Guarantor hereby covenants with the Vendor that it will indemnify and at all times hereafter keep the Vendor fully indemnified against all losses damages costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Purchaser in making the payments and in performing and observing the agreements and conditions on its part herein contained

        12.8 The Digital Guarantor hereby agrees that any duty obligation covenant warranty agreement or undertaking expressed in this Agreement or in the Schedules to be a duty obligation covenant agreement or undertaking of the Purchaser shall be and be construed as a duty obligations covenant warranty agreement and undertaking of the Digital Guarantor and the Purchaser jointly and severally

        12.9 The guarantee herein contained shall be a continuing security and shall not be affected by any time or indulgence granted by the Vendor to the Purchaser

        12.10 Each reference herein to the Digital Guarantor shall be deemed to include its successors all of whom shall be bound by the provision hereof

13.     GENERALLY

             13.1.1 Except as required by law no announcements of the terms of this Agreement shall be made by any party without the consent of the others and pending any agreed announcement each party shall use its best endeavours to keep the same confidential

             13.1.2 The exercise of or the failure to exercise any right (including a right of rescission) conferred on any party by this Agreement shall not constitute a waiver of that or any other right or remedy available to that party

             13.1.3 If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision

             13.1.4 This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts and waive any objection to proceedings in such courts on grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum

        13.2 All obligations which remain to be performed after the date of Completion shall continue in full force and effect notwithstanding Completion and shall not merge in the assurance to the Purchaser

        13.3 This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of the Assets

        13.4 This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, assurances and arrangements of any nature, whether in writing or oral, relating to such subject matter

        13.5 The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Vendor or any other person save for those contained in this Agreement. The Purchaser agrees that (except in respect of fraud) it shall have no right or remedy in respect of any representation, warranty, promise or assurance save for those contained in this Agreement

        13.6 No variation of this Agreement shall be effective unless made in writing and signed by each of the parties

        13.7 Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement

14.     NOTICES

        Any notice, request, instruction or other document required to be given hereunder by any party hereto shall be in writing and shall be deemed to have been given upon the earlier of (a) receipt by the party entitled to such notice, or (b) five days following deposit in the U.S. mail, certified or registered mail, postage prepaid:

(a)     If to Vendor, addressed as follows:

        Daniel Weidenbaum
        Gresham Lion Technology Limited,
        Challoner House,
        Clerkenwell Close,
        London, EC1R 0RR

        with a copy to:

        Chris Cooke,
        Rooks Rider,
        Challoner House,
        19 Clerkenwell Close,
        London, EC1R 0RR, U.K.

(b)     If to Purchaser, addressed as follows:

        Robert Smith,
        Digital Power Corporation,
        41920 Christy Street,
        Fremont,
        California, 94538-3158, U.S.A.

        with copies to:

        Daniel B. Eng,
        Bartel Eng Linn & Schroder,
        300 Capitol Mall,
        Suite 1100,
        Sacramento,
        California, 95814, U.S.A.

        Sheldon A. Cordell,
        Joelson Wilson & Co.,
        70 New Cavendish Street,
        London, W1M 8AT, U.K.

(c)     if to the Gresham Guarantor, addressed as follows:

        Gresham Lion Technology Group Limited,
        Challoner House,
        Clerkenwell Close,
        London, EC1R 0RR

        if to the Digital Guarantor, addressed as follows:

(d)     Robert Smith,
        Digital Power Corporation,
        41920 Christy Street,
        Fremont,
        California, 94538-3158, U.S.A.


or to such other individual or address as any party hereto may designate for itself following the giving of prior written notice as provided herein

15.     PROCESS AGENT

        The Digital Guarantor appoints Joelson Wilson & Co of 70 New Cavendish Street London W1M 8AT as its process agent to receive on its behalf service of process in any proceedings in England Service upon the process agent shall be good service upon the Digital Guarantor whether or not it is forwarded to and received by the Digital Guarantor if for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England the Digital Guarantor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent's acceptance of that appointment within 30 days In the event that the Digital Guarantor fails to appoint a substitute process agent it shall be effective service for the Vendor to serve the process upon the last known address in England of the last known process agent for the Digital Guarantor notified to the Vendor, notwithstanding that such process agent is no longer found at such address or has ceased to act

AS WITNESS the hands of the Parties the day and year first above written

                            SCHEDULE 8

                    EARN-OUT and NAV ADJUSTMENT




1.1 In this Schedule the following words and phrases have the meanings next to them:

        "Accountants"                     The Purchaser's Accountants and the
                                          Vendor's Accountants

        "Additional Consideration"        Any sums payable under paragraph
                                          12 of this Schedule

        "Completion NAV"                  The sum calculated in accordance with
                                          paragraph 2.3 of this Schedule

        "Earn-out"                        Any sum payable as Additional
                                          Consideration under paragraph 12 of
                                          this Schedule

        "Earn-out Period"                 The twelve month period commencing on
                                          1 April 1997 and ending on 31 March
                                          1998

        "EBIT" The aggregate of the unaudited profit of the Business before Vendor Group Charges, interest and taxation for the period from 1 April 1997 to Completion ("Completion EBIT") extracted from the Completion Accounts and the unaudited profit before Purchaser Group Charges, interest and taxation for the period from Completion to 31 March 1998 ("Post-Completion EBIT") extracted from the Post Completion Accounts of the Business

        "Group Charges"                   All directors fees and emoluments and
                                          all related costs (other than any
                                          charges in respect of Chris Schofield
                                          and any other executive manager or
                                          employee of the Business) management
                                          or administration charges and any
                                          other costs not directly related to
                                          the Business whether normal or
                                          exceptional levied on the Business by
                                          the Vendor's Group or the Purchaser's
                                          Group.

        "Independent Accountant"          A firm of independent accountants
                                          agreed by the Vendor and the
                                          Purchaser or in default of agreement
                                          within 21 days of either party
                                          requesting an appointment appointed
                                          on the application of either party
                                          (following notice to the other) by
                                          the President for the time being of
                                          the Institute of Chartered
                                          Accountants in England and Wales

        "NAV" In relation to the Completion NAV the value of the fixed assets of the Business as at the Transfer Date, the Debts and the Stock less the value of the Agreed Liabilities extracted from the Completion Accounts, or in relation to Post Completion NAV assets and liabilities similar in nature thereto as extracted from the Post Completion Accounts as the case may be

        "Operation Premises"              The Property and any premises to
                                          which any activity is presently
                                          carried on at or from the Property
                                          are transferred and any other
                                          premises of the Purchaser or the
                                          Purchaser's Group within the United
                                          Kingdom

        "Post Completion NAV"             The sum calculated in accordance with
                                          paragraph 5 of this Schedule

        "Vendor Operation"                The Business as transferred to the
                                          Purchaser conducted at and from the
                                          Operation Premises prior to Completion

1.2     (A)     for the avoidance of doubt EBIT and (where appropriate) NAV excludes (without limit);

        1.2.1 interest payable or receivable in relation to the Business or other costs or returns on capital employed and any payment of a similar nature but excluding any imputed interest on hiring and leasing equipment;

        1.2.2 any tax levied or measured by profits (including corporation tax and any provision for deferred taxation and any similar or additional or substitute tax on any capital gains);

        1.2.3 emoluments and all related costs and expenses payable to any nominee of any member of the Purchaser's Group to the board of the Purchaser;

        1.2.4 any expenses arising out of or in connection with the calculations and reports to be produced pursuant to this Schedule;

        1 2.5   Group Charges;

        1.2.6 any charges or expenses relating to the acquisition of the Business by the Purchaser including (but without limit) charges or expenses of solicitors or accountants and any professional costs which would not have been incurred had the Business not been sold; and

1.2     (B)     The amounts set out in the Schedule of Adjustment prepared by
                Messrs. Moores Rowland and annexed hereto shall be excluded from the Completion Accounts and from EBIT save that the quantum thereof for the purpose of the Post Completion
                Accounts and EBIT shall be subject to agreement between the Accountants in order to comply with generally accepted UK accounting principles and failing agreement as shall be determined by the Independent Accountants (applying the provisions in Clauses 4 to 11 below)

1.3 It shall be an overriding principle in relation to the calculation of NAV and EBIT that the calculation shall be on a fair and equitable basis representing a fair and equitable apportionment of income and costs incurred in relation to the Vendor Operation prior to Completion and the Purchase Operation thereafter and having regard to the benefit reasonably expected to be derived from the matter in respect of which the income is earned and the expenditure as charged by the Vendor Operation and the Purchaser Operation in the Earn-Out Period.

2.1 The Vendor shall procure that unaudited accounts are prepared for the Business incorporating the results of the Business for the period commencing 1 April 1997 and ending at midnight on 22 January 1998 and a balance sheet of the Business including a statement of Agreed Liabilities and Debtors at that date ("the Completion Accounts"). The Completion Accounts will be prepared in accordance with generally accepted UK accounting principles and on the same basis and utilizing consistent with the same policies adopted by the Management Accounts and passed to the Purchaser within 30 days of Completion for approval by the Purchaser.

2.2 For the purposes of the preparation of the Completion Accounts and the Post Completion Accounts the value of Stock shall be ascertained in accordance with the provisions of this paragraph:

        2.2.1 The Vendor and the Purchaser shall cause a full stocktaking of the Stock to be made on the first working day following Completion and within 3 working days following 31 March 1998;

        2.2.2 Unless otherwise agreed by the parties such stocktaking shall consist of a physical check of the amount, quality and condition of Stock situated at the Operation Premises at Completion or 31 March 1998 (as the case may be);

        2.2.3 Stock shall be valued on the same basis as used in the Statutory Accounts.

2.3 Completion NAV shall consist of the sum of the value of the fixed assets of the Business as at the Transfer Date the Debts and the Stock less the value of the Agreed Liabilities.

3.1 As soon as the Completion Accounts shall have been prepared the Vendor shall send a copy to the Purchaser together with all such working papers used in connection with the preparation of the same as it is necessary or appropriate to understand and agree the Completion Accounts and shall in addition, and at the same time, send to the Purchaser its calculation of the Completion NAV.

3.2 Unless the Purchaser shall within 30 days of receipt of the Completion accounts serve a notice in writing on the Vendor that it objects to the Completion Accounts (identifying the reason for any objection and the amount(s) or item(s) in the Completion accounts and/or calculation which is/are in dispute) (such notification being, for the purposes of this Paragraph, an `Objective Notice') the Purchaser shall be deemed to have agreed to the Completion Accounts and the Vendor's calculation of the Completion NAV for all purposes of this Agreement.

3.3 If, within the period referred to in paragraph 3.2, the Purchaser shall give the Vendor an Objection Notice then the Purchaser and the Vendor shall use their best endeavors to reach agreement upon adjustments to the draft Completion Accounts and the value of the Completion NAV.

3.4 In the event that the Vendor and the Purchaser are unable to reach agreement within 30 days following service of the Object Notice, either the Vendor or the Purchaser shall be entitled to refer the matter or matters in dispute to an Independent Accountant. Such

        Independent Accountant shall act as expert not as an arbitrator and shall determine the matter or matters in dispute and certify the Completion NAV accordingly and whose decision shall, save in the event of fraud or manifest error be binding. The cost of the Independent Accountant shall be borne equally by the Vendor and the Purchaser.

3.5 If the Purchaser accepts, or is deemed to accept, that the said draft complies with Paragraph 2 the Vendor shall sign a report to the effect that the Completion Accounts comply with Paragraph 2 or (if Paragraph 3.4 shall apply) the final draft of the Completion Accounts as determined by the Independent Accountant shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties.

3.6 When the Completion Accounts have become binding, the Cash Consideration shall forthwith:

        3.6.1 be increased by US$1.6284 for each pound that the Completion NAV exceeds GB<pound-sterling>1,100,000; or (as the case may be)

        3.6.2 be reduced by US$1.6284 for each pound that the Completion NAV is less than GB<pound-sterling>1,100,000.

3.7 Any increase or reduction in the Cash Consideration shall be paid by the Purchaser or the Vendor (as appropriate) within 7 days after the Completion Accounts have become binding as aforesaid and any amount not paid when due shall carry interest (accrued daily) at the rate of per cent above the lease rate of Barclays Bank plc from time to time.

4 The Purchaser shall procure that the unaudited accounts for the Business for the period from Completion to 31 March 1998 and a balance sheet of the Business at that date ("the Post Completion Accounts") are prepared and passed to the Vendor within 30 days of the end of that period. The Post Completion Accounts shall apply bases and policies of accounting consistent to those applied in the Completion Accounts and shall disregard any items of an extraordinary exceptional or unusual nature.

5 The Purchaser will procure that the Purchasers' Accountants will review the Completion Accounts and the Post Completion Accounts and calculate the EBIT and the Post Completion NAV in accordance with this Schedule and issue a certificate ("the Certificate") within 30 days of receipt of the Post Completion Accounts.

6       For the purpose of calculating the Post Completion NAV:

        6.1 all consideration and costs, expenses and other sums payable in respect of the acquisition of the Business shall be added back for the purposes of calculating the Post Completion NAV;

        6.2 any reduction in the Post Completion NAV caused by a breach of any of the provisions of paragraph 14 of this Schedule shall be added back to the Post Completion NAV.

7 The Vendor may be notice to the Purchaser delivered within 30 days of receipt by the Vendor of the Certificate require that the calculation of the EBIT and/or the Post Completion NAV in it (including the Post Completion Accounts on which the calculation is based) be reviewed by the Vendor's Accountants.

8 The Purchaser's and Vendor's Accountants shall endeavor to agree any matters relating to the Certificate not agreed between them within 56 days of the Vendor's Accountants completing their review.

9 If the Purchaser's and Vendor's Accountants fail to agree any matter referred to in paragraph 6 of this Schedule within the time specified in it the matter in dispute shall be referred to the Independent Accountant (acting as expert) for determination. The decision of the Independent Accountant's on any matter referred to them shall (except in the case of manifest error) be final and binding on the accountants and the parties. The costs of the Independent Accountants shall be borne equally between the Vendor and the Purchaser.

10 The parties shall procure that the Purchaser's and Vendor's Accountants and any Independent Accountants are given access to all working papers prepared by the Purchaser and given any information and explanations they may reasonably request to carry out their respective functions under this Schedule.

11 Upon the agreement of (or determination under paragraph 7 of any matter disputed) the EBIT the parties shall procure that the Accountants jointly sign (on the basis of any such determination) and deliver to the Vendor and Purchaser a report confirming the amount of EBIT.

12.1 The Purchaser shall pay to the Vendor an additional consideration in the sum of:

        12.1.1 US$1.15 for every one pound of EBIT in excess of <pound-sterling>250,000 up to a maximum payment of US$300,000; and

        12.1.2 US$300,000 in the event that the Post Completion NAV equals or exceeds <pound-sterling>1,606,000.

12.2 In the event that the Post Completion NAV is less than <pound-sterling>1,606,000 any payment due under clause 12.1 shall be reduced by US$1.6284 for each pound by which the Post Completion NAV is less than <pound-sterling>1,606,000 until any payment due under clause 12.1.2 is extinguished.

13      Any Additional Consideration payable to the Vendor shall be paid:

        13.1 if the Vendor agrees the figures for EBIT and Post Completion NAV set out in the Certificate or does not require a review under paragraph 9 of this Schedule within 14 days of the delivery of the Certificate to the Vendor;

        13.2 if the Vendor requires a review under paragraph 9 of this Schedule the Purchaser shall:

               13.2.1 pay the amount of such Additional Consideration as is payable in accordance with the calculation by the Purchaser's Accountants of the relevant EBIT and Post Completion NAV within 7 days of being notified by the Vendor that a review is required;

               13.2.2 pay any balance of that consideration (if any) within 7 days of the delivery of the Accountants Report to the Purchaser and interest on that balance from the date the sum specified in paragraph 13.2.1 above down to the date of payment of that balance at the rate of one percent above the base rate of Barclays Bank plc current from time to time.

14 The Purchaser acknowledges that (having regard to the manner in which the Consideration for the Business has been calculated) the Vendor has a legitimate interest in ensuring that the EBIT and NAV of the Business for the Earn-Out Period as high as may fairly and reasonably be achieved by the Purchaser (having due regard to the Purchasers legitimate interest in establishing a stable and secure business for the Business in the long term). Accordingly, the Purchaser and the Digital Guarantor undertake jointly and severally with the Vendor that during the Earn Out Period:

        14.1 they will use their best endeavors to promote the business of the Business;

        14.2 they will not do anything with the intention of adversely affecting the business or the EBIT or NAV;

        14.3 they will not develop or seek to develop any business competitive with that of the Business;

        14.4 they will not transfer, divert or direct the custom of any customer or client or any potential customer or client of the Business elsewhere or seek to do so;

        14.5 they will not seek to transfer or divert or direct elsewhere any orders or enquiries for products or services available from the Business;

        14.6 they will use their best endeavors to maintain the operations of the Business in terms of fixed assets (including premises, plant and equipment) and financial facilities to the reasonable satisfaction of the vendor being not less suitable for the purposes of the Business than as maintained by the Vendor prior to Completion;

        14.7 they will provide the Business will access to the financial management and other facilities of the Purchaser's Group on a basis no less beneficial to the conduct of the Business than that provided to any other members of the Purchaser's Group;

        14.8 the Digital Guarantor only undertakes that it will not without the previous written consent of the Vendor part with control of the Purchaser (save to another member of the Purchaser's Group). (For the purposes of this sub-paragraph one company ("Company A") shall be deemed to part with control of another ("Company B") if as a result of any transaction or series of transactions or arrangements whether or not involving a transfer of shares in the relevant company or the issue of any shares in any Company A ceases (either directly or indirectly) to be the holder of shares representing the percentage of the equity share capital of Company B held at completion;

        14.9 they will not sell or procure the sale or otherwise dispose of the whole or any substantial part of the Business (other than current assets disposed of in the normal course of business);

        14.10 to procure that the Purchaser does not pass any resolution to go into voluntary liquidation (except if the Purchaser is at that time insolvent and a licensed insolvency practitioner advises liquidation by reason of insolvency);


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        14.11  to procure that the Purchaser makes no material adverse alteration in the nature scope or conduct of the Business;

        14.12 to procure that Chris Schofield whilst so willing shall be employed by the Purchaser on the terms of his Service Agreement and that if the employer named in the Service Agreements claims to be entitled to terminate the Service Agreements for the Vendor to take effect before the end of the Earn-Out Period it shall not do so unless agreed by the Vendor;

        14.13 to procure that the EBIT is not adversely affected by any service management or similar charge or by any transaction or arrangement which is not or would not on the basis that the Purchaser Operation were a separate undertaking to any other member or division of the Purchaser's Group) be a bona fide commercial transaction or arrangement on arms-length terms;

        14.14 It will not materially alter the number of employees of the Business or make any increase in the emoluments of the employees of the Business (including without limitation any employers contribution to pensions or in benefits provided hours of work or holiday entitlement) which would have an adverse effect on EBIT;

        14.15 not to procure or permit any capital expenditure in relation to the Business except:

               14.15.1 as is reasonably required to comply with the provisions in the legal obligations contained in any of the covenants (including the terms of any lease) of premises occupied by the Business as disclosed to and approved by the Vendor such approval not to be unreasonably withheld or delayed;

               14.15.2 as is reasonably required to replace plant and equipment as it comes to the end of its useful working life and in accordance with the policy adopted by the Business immediately prior to Completion or as the Vendor otherwise agrees
                         (such agreement not to be unreasonably withheld or delayed) and not to incur capital expenditure in excess of <pound-sterling>10,000 without the prior consent of the Vendor (such consent not to be unreasonably withheld or delayed) and in the event of such consent any costs or losses associated


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                         with such expenditure shall be added back for the
                         purpose of calculating EBIT and NAV;

               14.15.3 to procure that any goods or services provided to or in respect of the Business whether by any member of the Purchaser's Group or any third party are provided on terms no less beneficial to the recipient than any similar goods or services are provided to any other member of the Purchaser's Group; and

             14.15.4 to procure that the Purchaser does not depart from the ordinary course of the conduct of the Business as conducted by the Vendor.

12.6 To procure that all shipments and deliveries are made no later than their due date for shipment or delivery respectively.

15 The Purchaser shall procure that the Vendor is given access to the Operations Premises during the compilation of the Completion Accounts and the Post Completion Accounts and participation in such compilation and any information it may reasonably request to enable it to understand the basis on which Post Completion EBIT and Post Completion NAV is being calculated.

16 The Vendor shall procure that the Purchaser is given any information it may reasonably request to enable it to understand the basis on which the Completion Accounts and the Pre-Completion EBIT and Completion NAV is being calculated.